Exhibit 99.1

For Immediate Release
Investor Contact: Dave Staples	Media Contact: Meredith Gremel
Executive Vice President & CFO	Director Corporate Affairs
(616) 878-8793	(616) 878-2830

SpartanNash Announces Third Quarter Fiscal Year 2014 Financial Results

Third Quarter EPS from Continuing Operations Exceeds Expectations at $0.45 per Diluted Share; Adjusted EPS from Continuing Operations of $0.46 per Diluted Share

Comparable Store Sales Increase 0.4%

Company Raises Fiscal 2014 Adjusted EPS Guidance to $1.75 to $1.80

GRAND RAPIDS, MICHIGAN – November 5, 2014 – SpartanNash Company (the “Company”) (Nasdaq: SPTN) today reported financial results for the 12-week third quarter ended October 4, 2014.

Third Quarter Results

Consolidated net sales for the third quarter increased 187.2 percent to $1.81 billion compared to $630.1 million last year, primarily due to $1.2 billion in sales generated as a result of the November 2013 merger with Nash Finch Company (“Nash Finch”).

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) for the quarter increased 103.6% percent to $55.9 million, or 3.1 percent of net sales, compared to $27.5 million, or 4.4 percent of net sales last year. Adjusted EBITDA is a non-Generally Accepted Accounting Principles (GAAP) financial measure.  Please see the financial tables at the end of this press release for a reconciliation of Adjusted EBITDA to net earnings, and a reconciliation of each non-GAAP financial measure to the most directly comparable measure prepared and presented in accordance with GAAP.

Reported operating earnings increased 171.7 percent to $33.6 million compared to $12.4 million for the prior year quarter. The increase was primarily due to contributions from the merger with Nash Finch and lower expenses, primarily as a result of merger synergies, partially offset by higher LIFO expense and the impact of continued low center store inflation.

Adjusted earnings from continuing operations for the third quarter were $17.2 million, or $0.46 per diluted share on approximately 37.8 million shares outstanding, compared to $9.3 million, or $0.43 per diluted share on approximately 22.0 million shares outstanding last year. For the third quarter of fiscal 2014, adjusted earnings from continuing operations excludes net after-tax charges of $0.01 per diluted share related to merger integration expenses, and net asset impairment and restructuring gains. For the prior year third quarter, adjusted earnings from continuing operations excluded net after-tax charges of $0.13 per diluted share, related to merger expenses and the favorable settlement of an unrecognized tax liability established in the prior year. Adjusted earnings from continuing operations is a non-GAAP operating financial measure. Reported earnings from continuing operations were $17.2 million, or $0.45 per diluted share, compared to $6.7 million, or $0.30 per diluted share, in the prior year quarter, primarily due to the factors previously mentioned.

“We are very pleased with our third quarter results,” stated Dennis Eidson, SpartanNash’s President and Chief Executive Officer. “Our team delivered strong earnings growth and positive comparable store sales, reflecting our efforts to provide the products and services that best fulfill the needs of our diverse customer base and the realization of synergies from the merger. The integration process is progressing well and we remain confident that we will exceed our previously announced cost-savings estimates. As we look to the remainder of 2014 and beyond, we are well positioned to leverage our expertise in food distribution and retail to develop impactful solutions for our customers and partners and to leverage our financial resources to take advantage of the growth opportunities in our industry.”

Gross profit margin for the third quarter was 14.4 percent compared to 20.7 percent in the prior year. The change in gross profit margin rate primarily reflects the change in segment mix of the Company’s operations due to the merger and the impact of higher LIFO expense, along with continued low center store inflation during the quarter.

Third quarter operating expenses would have been $227.7 million, or 12.6 percent of net sales, compared to $113.5 million, or 18.0 percent of net sales, in the same quarter last year, if the charges related to the merger, integration, and restructuring were excluded in both periods. The higher expenses were due to the inclusion of Nash Finch’s operations and the decrease in the rate to sales was due primarily to the change in mix of the Company’s segments and cost reduction efforts. Reported operating expenses were $227.8 million, or 12.6 percent of sales, compared to $118.1 million, or 18.7 percent of sales, in the third quarter last year.

Operating Segments

In the third quarter of fiscal year 2014, the Company established its post-merger methodologies for the allocation of profit and corporate level expenses between its food distribution, retail and military reporting segments to better reflect Spartan Stores’ and the Nash Finch Company’s merged operations. There is no impact to consolidated financial results, but the operating segment results for the first and second quarters of fiscal 2014 and all quarters in fiscal year 2013 have been revised to reflect the new allocation methodologies.  A recap of the effects of the restatement of segment results for previous quarters will be included in the Company’s Form 10-Q for the third quarter of fiscal 2014.

Food Distribution Segment

Net sales for the food distribution segment increased 182.9 percent to $764.3 million in the third quarter from $270.2 million for the third quarter last year. The increase in sales was primarily due to $493.5 million in sales from Nash Finch being included in this year’s third quarter.

Third quarter adjusted operating earnings for the food distribution segment were $15.2 million, excluding $1.4 million of pre-tax merger integration expenses, compared to adjusted operating earnings of $6.0 million, excluding $4.6 million of pre-tax merger expenses, in the same period last year. The benefit from the sales volume of Nash Finch’s distribution operations was partially offset by higher LIFO expense and lower inflation-related gains. Adjusted operating earnings is a non-GAAP operating financial measure.  Reported operating earnings for the third quarter of fiscal year 2014 were $13.8 million compared to operating earnings of $1.4 million in the prior year third quarter.

Retail Segment

Net sales for the retail segment increased 45.0 percent to $521.7 million in the third quarter from $359.9 million for the third quarter last year, primarily due to $179.2 million in sales generated as a result of the merger and a 0.4 percent increase in comparable store sales, excluding fuel.  These gains were partially offset by $19.5 million in lower sales due to the closure of certain stores and lower retail fuel prices compared to the prior year.

Third quarter adjusted operating earnings for the retail segment were $12.9 million, excluding $1.3 million of the non-cash pre-tax asset impairment and restructuring gains, compared to adjusted operating earnings of $11.0 million in the same period last year. The improvement in adjusted operating earnings was primarily as a result of the store closures, as well as lower expenses due to cost reduction initiatives.  Reported operating earnings in the retail segment were $14.1 million compared to $11.0 million in the prior year quarter.

During the third quarter, the Company completed two major remodels and opened one new store. Additionally, one supermarket was sold to a distribution customer and one underperforming supermarket was closed. SpartanNash ended the quarter with 165 corporate owned stores and 30 fuel centers.

Military Segment

Net sales for the Company’s military segment were $523.6 million and operating earnings were $5.7 million for the third quarter of fiscal 2014.

Balance Sheet and Cash Flow

Cash flow provided by operating activities for the year to date period was $117.4 million compared to $56.1 million for the comparable period last year.  The increase in cash provided was primarily the result of contributions from the merger.

As a result of the strong cash flow generation, the Company repurchased 121,000 shares of its common stock for a total expenditure of $2.5 million during the third quarter. As of October 4, 2014, the Company had $23.8 million available for future share repurchases under its $50.0 million repurchase program.

Net long-term debt (including current maturities and capital lease obligations and subtracting cash) for the Company was $548.8 million as of October 4, 2014 compared to $146.9 million at the end of the third quarter last year, due primarily to the incurrence of $436.1 million in debt as a result of the Nash Finch merger. Net long term debt decreased $47.6 million from $596.4 million at December 28, 2013. The Company’s total net long-term debt-to-capital ratio is 0.42-to-1.0 as of October 4, 2014.  Net long-term debt is a non-GAAP financial measure.  Long-term debt and capital lease obligations, including current maturities, was $556.9 million at October 4, 2014 compared to $152.4 million at October 12, 2013.

Outlook

Mr. Eidson continued, “Based on our strong third quarter performance and expectations for the remainder of the year, we are raising our adjusted earnings guidance for fiscal 2014 to a range of $1.75 to $1.80. Although the economic environment in some of our markets remains challenging, it appears to have stabilized and we are encouraged by our positive comparable store sales trend and pleased with the solid execution of both our operating plan and integration activities. During the fourth quarter, we will continue to introduce new merchandising, pricing and promotional programs to stores acquired in the merger with Nash Finch and will continue to expand our food distribution programs and services to the entire distribution network. We plan to complete three major remodels and re-banners and close two stores during the fourth quarter as part of the ongoing evaluation of our overall store base. As we move through the integration, we intend to further strengthen our strategic and competitive positions by increasing the operating efficiency of our business segments while improving the offering to our customers. Additionally, we will seek targeted acquisitions that will help us increase our scale, sales and cash flow. We remain committed to growing our business and creating value for our customers and shareholders.”

For the 13-week fourth quarter of fiscal 2014, the Company anticipates that net earnings from continuing operations per diluted share will be in the range of $0.39 to $0.44, excluding merger integration costs and any other one-time expenses. For comparative purposes, the Company's similarly adjusted earnings per diluted share were $0.31 for the comparable 11-week quarter of fiscal 2013, recast to the Company’s new fiscal year format, with approximately 7.6 million less in weighted average shares outstanding. For fiscal 2014, the Company is maintaining its previously issued guidance of consolidated net sales in the range of $7.90 billion to $8.04 billion and raising the low end of its Adjusted EBITDA to a range of $232.0 million to $239.0 million. The Company is also raising the range of adjusted earnings per share from continuing operations to approximately $1.75 to $1.80, excluding integration costs and other one-time expenses and gains.

The Company expects capital expenditures for fiscal year 2014 to be in the range of $77.0 million to $82.0 million, net of anticipated sale leaseback proceeds related to a new store location, with depreciation and amortization in the range of $87.0 million to $89.0 million and total interest expense in the range of $24.0 million to $25.0 million.

As a reminder, the fiscal year ending January 3, 2015 will consist of 53 weeks with the fourth quarter comprised of 13 weeks.  Furthermore, the Company’s fiscal year end was changed from the last Saturday in March to the Saturday nearest to December 31, effective beginning with the transition period ended December 28, 2013. The prior year financial statements were recast to the new fiscal year format based upon the original fiscal period end dates.  As a result, the period end date for the prior year financial statements differs from the current year by one week and the comparable prior year will consist of 51 weeks with the fourth quarter comprised of 11 weeks.

Conference Call

A telephone conference call to discuss the Company’s third quarter of fiscal 2014 financial results is scheduled for 9:00 a.m. Eastern Time, Thursday, November 6, 2014.  A live webcast of this conference call will be available on the Company’s website, www.spartannash.com.  Simply click on “For Investors” and follow the links to the live webcast.  The webcast will remain available for replay on the Company’s website for approximately ten days.

About SpartanNash

SpartanNash (SPTN) is the largest food distributor serving military commissaries and exchanges in the United States, in terms of revenue. The Company's core businesses include distributing food to military commissaries and exchanges and independent and corporate-owned retail stores located in 44 states and the District of Columbia, Europe, Cuba, Puerto Rico, the Azores, Bahrain and Egypt. SpartanNash currently operates 165 supermarkets, primarily under the banners of Family Fare Supermarkets, D&W Fresh Markets, Family Fresh, No Frills, Bag 'n Save, Sun Mart and Econofoods.

Forward-Looking Statements

This press release contains "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These include statements regarding the expected benefits of the merger and statements preceded by, followed by or that otherwise include the words “outlook,” “optimistic,” “committed,” “anticipates”, “appears” “believe,” “continue,” "expects," "look  to," “guidance,” “target,” “opportunities,” “confident” “position,” “taking steps,” “intend,” “seek”, or “plan” or similar expressions or that an event or trend “may,” "will" or is “likely to” occur, or is “beginning.” Forward-looking statements relating to expectations about future results or events are based upon information available to SpartanNash as of today's date, and are not guarantees of the future performance of the combined company, and actual results may vary materially from the results and expectations discussed. Additional risks and uncertainties related to the merger include, but are not limited to, the successful integration of Spartan Stores' and Nash Finch's business and the combined company's ability to compete in the highly competitive grocery distribution and retail grocery industry. Additional information concerning these and other risks is contained in Spartan Stores' and Nash Finch's most recently filed Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other SEC filings. All subsequent written and oral forward-looking statements concerning SpartanNash, the merger, or other matters and attributable to SpartanNash or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. SpartanNash does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

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SPARTANNASH COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	12 Weeks Ended			40 Weeks Ended
	October 4,		October 12,	October 4,	October 12,
	2014		2013	2014	2013
Net sales	$1,809,571		$630,088	$5,953,473	$2,061,491
Cost of sales	1,548,162		499,627	5,079,612	1,625,890
Gross profit	261,409		130,461	873,861	435,601

Operating expenses
Selling, general and administrative	207,739		103,747	705,040	345,814
Merger transaction and integration	1,379		4,634	8,128	7,011
Depreciation and amortization	19,951		9,708	66,921	31,926
Restructuring and asset impairment	(1,272)		—	(67)	2,220
Total operating expenses	227,797		118,089	780,022	386,971

Operating earnings	33,612		12,372	93,839	48,630
Non-operating expense (income)
Interest expense	5,467		2,205	18,416	7,832
Non-cash convertible debt interest	—		—	—	379
Debt extinguishment	—		—	—	2,762
Other, net	(1)		(5)	4	(20)
Total non-operating expense, net	5,466		2,200	18,420	10,953

Earnings before income taxes and discontinued operations	28,146		10,172	75,419	37,677
Income taxes	10,977		3,513	28,336	14,050
Earnings from continuing operations	17,169		6,659	47,083	23,627

Loss from discontinued operations, net of taxes	(73)		(88)	(358)	(428)
Net earnings	$17,096		$6,571	$46,725	$23,199

Basic earnings per share:
Earnings from continuing operations	0.46		0.30	1.25	1.08
Loss from discontinued operations	(0.01)	*	—	(0.01)	(0.02)
Net earnings	0.45		0.30	1.24	1.06

Diluted earnings per share:
Earnings from continuing operations	$0.45		$0.30	$1.25	$1.08
Loss from discontinued operations	—		—	(0.01)	(0.02)
Net earnings	$0.45		$0.30	$1.24	$1.06

Weighted average shares outstanding:
Basic	37,717		21,876	37,678	21,820
Diluted	37,778		21,969	37,749	21,908

*Includes rounding

SPARTANNASH COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	October 4, 2014	December 28, 2013	October 12, 2013
Assets
Current assets
Cash and cash equivalents	$8,048	$9,216	$5,500
Accounts and notes receivable, net	305,433	285,393	60,247
Inventories, net	612,901	589,497	139,323
Prepaid expenses and other current assets	34,093	38,423	11,277
Deferred taxes on income	—	—	1,900
Property and equipment held for sale	11,013	440	—
Total current assets	971,488	922,969	218,247

Property and equipment, net	596,294	628,482	270,701
Goodwill	297,352	299,186	246,437
Other assets, net	126,135	133,014	63,440

Total assets	$1,991,269	$1,983,651	$798,825

Liabilities and Shareholders’ Equity

Current liabilities
Accounts payable	$411,279	$365,584	$127,272
Accrued payroll and benefits	64,307	81,175	30,824
Other accrued expenses	43,851	51,992	26,583
Deferred income taxes	22,987	18,706	—
Current maturities of long-term debt and capital lease obligations	7,349	7,345	3,991
Total current liabilities	549,773	524,802	188,670

Long-term liabilities
Deferred income taxes	91,602	86,750	80,833
Postretirement benefits	18,855	22,009	14,722
Other long-term liabilities	37,261	44,898	17,625
Long-term debt and capital lease obligations	549,530	598,319	148,400
Total long-term liabilities	697,248	751,976	261,580

Commitments and contingencies
Shareholders’ equity
Common stock, voting, no par value; 100,000 shares authorized; 37,625, 37,371 and 21,875 shares outstanding	521,875	518,056	147,514
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	—	—	—
Accumulated other comprehensive loss	(8,375)	(8,794)	(13,275)
Retained earnings	230,748	197,611	214,336
Total shareholders’ equity	744,248	706,873	348,575

Total liabilities and shareholders’ equity	$1,991,269	$1,983,651	$798,825

SPARTANNASH COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	40 Weeks Ended
	October 4, 2014	October 12, 2013
Cash flows from operating activities
Net cash provided by operating activities	$117,385	$56,137
Net cash used in investing activities	(54,362)	(29,764)
Net cash used in financing activities	(63,912)	(29,379)
Net cash used in discontinued operations	(279)	(454)
Net decrease in cash and cash equivalents	(1,168)	(3,460)
Cash and cash equivalents at beginning of period	9,216	8,960
Cash and cash equivalents at end of period	$8,048	$5,500

SPARTANNASH COMPANY AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL DATA

Table 1: Sales and Operating Earnings by Segment

(In thousands)

(Unaudited)

	12 Weeks Ended				40 Weeks Ended
	October 4, 2014		October 12, 2013		October 4, 2014		October 12, 2013
Military Segment:
Net sales	$523,553	28.9%	$—	0.0%	$1,710,122	28.7%	$—	0.0%
Operating earnings	$5,651		$—		$15,956		$—
Food Distribution Segment:
Net sales	$764,288	42.3%	$270,195	42.9%	$2,503,216	42.1%	$878,791	42.6%
Operating earnings	$13,834		$1,366		$38,713		$15,519
Retail Segment:
Net sales	$521,730	28.8%	$359,893	57.1%	$1,740,135	29.2%	$1,182,700	57.4%
Operating earnings	$14,127		$11,006		$39,170		$33,111
Total:
Net sales	$1,809,571	100.0%	$630,088	100.0%	$5,953,473	100.0%	$2,061,491	100.0%
Operating earnings	$33,612		$12,372		$93,839		$48,630

Notes: In the third quarter of fiscal year 2014, the Company established its post-merger methodologies for the allocation of profit and corporate level expenses between its food distribution, retail and military reporting segments to better reflect Spartan Stores’ and the Nash Finch Company’s merged operations. There is no impact to consolidated financial results, but the operating segment results for the first and second quarters of fiscal 2014 and all quarters in fiscal year 2013 have been revised to reflect the new allocation methodologies.  A recap of the effects of the restatement of segment results for previous quarters will be included in the Company’s Form 10-Q for the third quarter of fiscal 2014.

Table 2: Reconciliation of Net Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization

(Adjusted EBITDA)

(A Non-GAAP Financial Measure)

(Unaudited)

(In thousands)

	12 Weeks Ended		40 Weeks Ended
(In thousands)	October 4, 2014	October 12, 2013	October 4, 2014	October 12, 2013
Net earnings	$17,096	$6,571	$46,725	$23,199
Add:
Discontinued operations	73	88	358	428
Income taxes	10,977	3,513	28,336	14,050
Interest expense	5,467	2,205	18,416	8,211
Debt extinguishment	-	-	-	2,762
Non-operating expense (income)	(1)	(5)	4	(20)
Operating earnings	33,612	12,372	93,839	48,630
Add:
LIFO expense	1,550	167	5,077	413
Depreciation and amortization	19,951	9,708	66,921	31,926
Restructuring and asset impairment (gains) charges	(1,272)	-	(67)	2,220
Expenses related to merger transaction and integration	1,379	4,634	8,128	7,011
Non-cash stock compensation and other	691	577	5,205	2,285
Adjusted EBITDA	$55,911	$27,458	$179,103	$92,485
Reconciliation of operating earnings to adjusted EBITDA by segment:
Military:
Operating earnings	$5,651	$-	$15,956	$-
Add:
LIFO expense	359	-	1,192	-
Depreciation and amortization	2,751	-	8,580	-
Expenses related to merger transaction and integration	3	-	27	-
Non-cash stock compensation and other	4	-	(55)	-
Adjusted EBITDA	$8,768	$-	$25,700	$-
Food Distribution:
Operating earnings	$13,834	$1,366	$38,713	$15,519
Add:
LIFO expense (income)	794	(5)	2,551	(199)
Depreciation and amortization	6,931	1,573	23,105	5,269
Restructuring and asset impairment charges	-	-	1,029	-
Expenses related to merger transaction and integration	1,375	4,634	8,097	7,011
Non-cash stock compensation and other	467	334	3,476	1,284
Adjusted EBITDA	$23,401	$7,902	$76,971	$28,884
Retail:
Operating earnings	$14,127	$11,006	$39,170	$33,111
Add:
LIFO expense	397	172	1,334	612
Depreciation and amortization	10,269	8,135	35,236	26,657
Restructuring and asset impairment (gains) charges	(1,272)	-	(1,096)	2,220
Expenses related to merger transaction and integration	1	-	4	-
Non-cash stock compensation and other	220	243	1,784	1,001
Adjusted EBITDA	$23,742	$19,556	$76,432	$63,601

Notes: Consolidated adjusted EBITDA is a non-GAAP operating financial measure that we define as net earnings from continuing operations plus depreciation and amortization, and other non-cash items including imputed interest, deferred (stock) compensation, the LIFO provision, as well as adjustments for unusual items that do not reflect the ongoing operating activities of SpartanNash and costs associated with the closing of operational locations, interest expense and the provision for income taxes to the extent deducted in the computation of net earnings.

We believe that adjusted EBITDA provides a meaningful representation of our operating performance for SpartanNash as a whole and for our operating segments. We consider adjusted EBITDA as an additional way to measure operating performance on an ongoing basis. Adjusted EBITDA is meant to reflect the ongoing operating performance of our military, food distribution and retail operations; consequently, it excludes the impact of items that could be considered “non-operating” or “non-core” in nature, and also excludes the contributions of activities classified as discontinued operations. Because adjusted EBITDA and adjusted EBITDA by segment are performance measures that management uses to allocate resources, assess performance against its peers, and evaluate overall performance, we believe it provides useful information for our investors. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with us request our operating financial results in adjusted EBITDA format.

Adjusted EBITDA is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. Our definition of adjusted EBITDA may not be identical to similarly titled measures reported by other companies.

Table 3: Reconciliation of Operating Earnings to Adjusted Operating Earnings

(A Non-GAAP Financial Measure)

(Unaudited)

(In thousands, except per share data)

	12 Weeks Ended		40 Weeks Ended
	October 4, 2014	October 12, 2013	October 4, 2014	October 12, 2013
Operating earnings	$33,612	$12,372	$93,839	$48,630
Add:
Asset impairment and restructuring (gains) charges	(1,272)	-	(67)	2,220
Expenses related to merger transaction and integration	1,379	4,634	8,128	7,011
Adjusted operating earnings	$33,719	$17,006	$101,900	$57,861
Reconciliation of operating earnings to adjusted operating earnings by segment:
Military:
Operating earnings	$5,651	$-	$15,956	$-
Add:
Expenses related to merger transaction and integration	3	-	27	-
Adjusted operating earnings	$5,654	$-	$15,983	$-
Food Distribution:
Operating earnings	$13,834	$1,366	$38,713	$15,519
Add:
Asset impairment and restructuring charges	-	-	1,029	-
Expenses related to merger transaction and integration	1,375	4,634	8,097	7,011
Adjusted operating earnings	$15,209	$6,000	$47,839	$22,530
Retail:
Operating earnings	$14,127	$11,006	$39,170	$33,111
Add:
Asset impairment and restructuring (gains) charges	(1,272)	-	(1,096)	2,220
Expenses related to merger transaction and integration	1	-	4	-
Adjusted operating earnings	$12,856	$11,006	$38,078	$35,331

Notes: Adjusted operating earnings is a non-GAAP operating financial measure that the Company defines as operating earnings plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

The Company believes that adjusted operating earnings provide a meaningful representation of its operating performance for the Company. The Company considers adjusted operating earnings as an additional way to measure operating performance on an ongoing basis. Adjusted operating earnings is meant to reflect the ongoing operating performance of its military, food distribution and retail operations; consequently, it excludes the impact of items that could be considered “non-operating” or “non-core” in nature, and also excludes the contributions of activities classified as discontinued operations. Because adjusted operating earnings is a performance measure that management uses to allocate resources, assess performance against its peers and evaluate overall performance, the Company believes it provides useful information for investors. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its operating financial results in adjusted operating earnings format.

Adjusted operating earnings is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for operating earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definition of adjusted operating earnings may not be identical to similarly titled measures reported by other companies.

Table 4: Reconciliation of Earnings from Continuing Operations to

Adjusted Earnings from Continuing Operations

(A Non-GAAP Financial Measure)

	12 Weeks Ended
	October 4, 2014			October 12, 2013
		Earnings from			Earnings from
	Earnings	continuing		Earnings	continuing
	from	operations		from	operations
(Unaudited)	continuing	per diluted		continuing	per diluted
(In thousands, except per share data)	operations	share		operations	share
Earnings from continuing operations	$17,169	$0.45		$6,659	$0.30
Adjustments, net of taxes:
Restructuring and asset impairment gains	(782)	(0.02)		-	-
Expenses related to merger transaction and integration	807	0.03	*	2,906	0.14	*
Favorable settlement of unrecognized tax liability	-	-		(238)	(0.01)
Adjusted earnings from continuing operations	$17,194	$0.46		$9,327	$0.43

Weighted average diluted shares outstanding	37,778			21,969
* Includes rounding
	40 Weeks Ended
	October 4, 2014			October 12, 2013
		Earnings from			Earnings from
	Earnings	continuing		Earnings	continuing
	from	operations		from	operations
(Unaudited)	continuing	per diluted		continuing	per diluted
(In thousands, except per share data)	operations	share		operations	share
Earnings from continuing operations	$47,083	$1.25		$23,627	$1.08
Adjustments, net of taxes:
Restructuring and asset impairment (gains) charges	(41)	(0.00)		1,378	0.06
Debt extinguishment	-	-		1,715	0.08
Expenses related to merger transaction and integration	4,999	0.13		4,352	0.20
Favorable settlement of unrecognized tax liability	(595)	(0.02)		(238)	(0.01)
Adjusted earnings from continuing operations	$51,446	$1.36		$30,834	$1.41

Weighted average diluted shares outstanding	37,749			21,908
* Includes rounding

Notes: Adjusted earnings from continuing operations is a non-GAAP operating financial measure that we define as earnings from continuing operations plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

We believe that adjusted earnings from continuing operations provide a meaningful representation of our operating performance for the Company. We consider adjusted earnings from continuing operations as an additional way to measure operating performance on an ongoing basis. Adjusted earnings from continuing operations is meant to reflect the ongoing operating performance of our military, food distribution and retail operations; consequently, it excludes the impact of items that could be considered “non-operating” or “non-core” in nature, and also excludes the contributions of activities classified as discontinued operations. We believe that adjusted earnings from continuing operations provides useful information for our investors because it is a performance measure that management uses to allocate resources, assess performance against its peers and evaluate overall performance. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with us request our operating financial results in adjusted earnings from continuing operations format.

Adjusted earnings from continuing operations is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. Our definition of adjusted earnings from continuing operations may not be identical to similarly titled measures reported by other companies.

Table 5: Reconciliation of Long-Term Debt and Capital Lease Obligations to Total Net Long-Term Debt and Capital

Lease Obligations

(A Non-GAAP Financial Measure)

(In thousands)

(Unaudited)

	October 4, 2014	December 28, 2013	October 12, 2013
Current maturities of long-term debt and capital lease obligations	$7,349	$7,345	$3,991
Long-term debt and capital lease obligations	549,530	598,319	148,400
Total debt	556,879	605,664	152,391
Cash and cash equivalents	(8,048)	(9,216)	(5,500)
Total net long-term debt	$548,831	$596,448	$146,891

Notes: Total net debt is a non-GAAP financial measure that is defined as long term debt and capital lease obligations plus current maturities of long-term debt and capital lease obligations less cash and cash equivalents. The Company believes investors find the information useful because it reflects the amount of long term debt obligations that are not covered by available cash and temporary investments.

Table 6: Projected Reconciliation of Net Earnings to Projected Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)

(A Non-GAAP Financial Measure)

(Unaudited)

(In millions)

	53 Weeks Ended January 3, 2015
	Low	High
Net earnings	$59.7	$61.2
Add:
Discontinued operations	0.5	0.5
Income taxes	36.7	37.7
Interest expense	24.0	25.0
LIFO expense	6.6	7.5
Depreciation and amortization	87.0	89.0
Restructuring and asset impairment charges	-	-
Merger transaction and integration expenses	11.4	12.0
Non-cash stock compensation and other charges	6.1	6.1
Adjusted EBITDA	$232.0	$239.0

Table 7: Reconciliation of Projected Earnings per Diluted Share from Continuing Operations to

Projected Adjusted Earnings per Diluted Share from Continuing Operations

(A Non-GAAP Financial Measure)

(Unaudited)

	13 Weeks Ended January 3, 2015		53 Weeks Ended January 3, 2015
	Low	High	Low	High
Earnings from continuing operations	0.34	0.39	1.58	1.63
Adjustments, net of taxes:
Expenses related to merger transaction and integration	0.05	0.05	0.19	0.19
Favorable settlement of an unrecognized tax liability	-	-	(0.02)	(0.02)
Adjusted earnings from continuing operations	$0.39	$0.44	$1.75	$1.80